EXHIBIT 12

IRON MOUNTAIN INCORPORATED

STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

											Six Months Ended
	Year Ended December 31,										June 30,
	2012		2013		2014		2015		2016		2016		2017

Earnings:
Income from Continuing Operations before Provision (Benefit) for Income Taxes and Gain on Sale of Real Estate	$296,805		$159,871		$223,373		$162,066		$146,644		$71,060		$167,658
Add:
Gain on Sale of Real Estate (1)	261		1,847		10,512		1,059		2,310		—		1,563
Fixed Charges	326,261		335,637		345,781		344,606		417,774		190,130		234,091
	$623,327		$497,355		$579,666		$507,731		$566,728		$261,190		$403,312

Fixed Charges:
Interest Expense, Net	$242,599		$254,174		$260,717		$263,871		$310,662		$141,928		$176,021
Interest Portion of Rent Expense	83,662		81,463		85,064		80,735		107,112		48,202		58,070
	$326,261		$335,637		$345,781		$344,606		$417,774		$190,130		$234,091

Ratio of Earnings to Fixed Charges	1.9	x	1.5	x	1.7	x	1.5	x	1.4	x	1.4	x	1.7	x

(1) Gain on sale of real estate reported above are pre-tax. The tax associated with the gain on the sale of real estate for the years ended December 31, 2012, 2013, 2014, 2015 and 2016 and for the six months ended June 30, 2016 and 2017 was $55, $430, $2,205, $209, $130, $0 and $0, respectively.